AMENDMENT #2 TO EMPLOYMENT AGREEMENT

This Amendment, entered into on August 8, 2011, hereby amends certain sections of the Employment Agreement dated as of September 13, 2010 by and between Fred E. Tannous (the “Executive”) and OVERNEAR, INC., a Nevada corporation (the “Company”), modifies the original Employment Agreement as follows:

4.	Salary and Bonus.

(a)           Salary.  During Executive’s employment under this Agreement, the Company shall pay Executive a salary at the rate of $180,000 per annum (the “Salary”).  Such Salary shall be subject to withholding under applicable law, shall be prorated for partial years and shall be payable in periodic installments not less frequently than monthly in accordance with the Company’s usual practice for its executive officers as in effect from time to time.

The Salary shall increase to $250,000 per annum if either: (1) the Company raises $5 million of debt or equity financing in the aggregate (i.e., in one or more financing transactions) after the date hereof; or (2) the Company recognizes $5 million in cumulative gross revenues (i.e., the sum of all revenues recognized since commencement of operations).

The Salary shall increase to $360,000 per annum if either: (1) the Company raises $10 million of debt or equity financing in the aggregate (i.e., in one or more financing transactions, and including transactions counted towards the $5 million target in the immediately preceding paragraph) after the date hereof; or (2) the Company recognizes $10 million in cumulative gross revenues (i.e., the sum of all revenues recognized since commencement of operations)..

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

OVERNEAR, INC.

By:	/s/ Bill Glaser
	Name:	Bill Glaser
	Title:	Director and President

/s/ Fred E. Tannous
Fred E. Tannous